EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2008

Fourth Quarter 2008 Core Diluted EPS of $0.22; Fiscal Year 2008 Core Diluted EPS of $0.89

Brooklyn, NY – January 23, 2009 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $5.3 million, or 16 cents per diluted share, for the quarter ended December 31, 2008, compared to $8.4 million, or 25 cents per diluted share, for the quarter ended September 30, 2008 and $5.4 million, or 17 cents per diluted share, for the quarter ended December 31, 2007.

Core earnings, which approximated reported earnings during the three months ended both September 30, 2008 and December 31, 2007, were $0.22 during the quarter ended December 31, 2008.  During the quarter ended December 31, 2008, the Company recorded a non-recurring other-than temporary impairment charge related to two pooled bank trust preferred securities.  The charge reduced non-interest income by $3.2 million and after-tax net income by $1.7 million during the period.  These securities were performing in accordance with their contractual terms as of December 31, 2008, and had paid all contractual cash flows since the Bank’s initial investment. In management’s judgment, however, the credit quality of the collateral pool underlying two of the securities had deteriorated during the most recent quarter to the point that full recovery of the Bank’s initial investment was considered to be uncertain. Consequently, an other-than temporary impairment charge was deemed to be warranted as of December 31, 2008.

OTHER FOURTH QUARTER 2008 HIGHLIGHTS

•	Net interest margin was 2.63%, down from 2.77% in the September 2008 quarter and up from 2.27% in the December 2007 quarter.
•	Non-performing loans as a percentage of total loans edged up only slightly from 20 basis points at September 30, 2008 to 22 basis points at December 31, 2008.
•	Average cost of deposits was 2.69%, up from 2.51% in the September 2008 quarter and down from 3.55% in the December 2007 quarter.
•	Assets increased by 24% annualized fueled by continued strong origination levels and deposit growth of $162 million.
•
Real estate loan originations were $230.0 million at an average rate of 6.09%, compared to $352.5 million at an average rate of 5.86% during the quarter ended September 30, 2008 and $175.3 million at an average rate of 6.10% during the quarter ended December 31, 2007.

•	The annualized loan amortization rate was 16%, compared to 21% during the previous quarter.
•	Prepayment and other fee income was $971,000, compared to $1.2 million in the September 2008 quarter and $1.3 million in the December 2007 quarter.
•	The Company increased its quarterly loan loss provision to $1.0 million, reflecting both growth in the loan portfolio, as well as higher forecasted loss levels on problem loans.
•	The Bank recorded a $1.9 million provision to mortgage banking income related to potential losses on loans sold to Fannie Mae with recourse.
•	The Company grew tangible capital by $1.6 million, continuing to strengthen its capital position.

FISCAL YEAR EARNINGS PER SHARE UP 27%

For the year ended December 31, 2008, the Company's earnings were $28.0 million, or $0.85 per diluted share, compared to $22.4 million, or $0.67 per diluted share during the year ended December 31, 2007.  Core earnings were $29.3 million, or $0.89 per diluted share during the year ended December 31, 2008, compared to $21.9 million, or $0.65 per diluted share during the year ended December 31, 2007.  In addition to the $1.7 million after-tax other-than temporary impairment charge discussed above, non-recurring income tax benefits of $510,000 and an after tax loss of approximately $70,000 on the sale of two foreclosed properties were excluded from the calculation of core earnings for the year ended December 31, 2008.  Non-recurring after-tax income of $546,000 related to the receipt of a Bank Owned Life Insurance benefit payment was excluded from the calculation of core earnings for the year ended December 31, 2007.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "Overall, the Company had a very good year, posting a 27% increase in earnings per share, year-over-year, and as we begin 2009, deposit costs have begun a rapid descent which should help buffer what is beginning to look like a potential uptick in credit costs in 2009."

Mr. Palagiano continued, "Our mortgage loan portfolio continues to perform well despite the difficult economic times. We are, however, beginning to see an elevated level of 30 to 60 day loan delinquencies and will continue to monitor them closely.  Non-performing loans as a percentage of total loans edged up only slightly from 20 basis points at September 30, 2008 to 22 basis points at December 31, 2008.”

"The Company increased loans and deposits during the fourth quarter of 2008, resulting in annualized growth of 24% in its balance sheet.  However, since October 2008, we have witnessed rapid deterioration of employment in New York's financial and service sectors, along with the continued deterioration of the domestic and global economies.  Consequently, the Company will proceed cautiously before further leveraging its healthy capital levels," stated Mr. Palagiano.

As of December 31, 2008, the Company's consolidated ratio of tangible capital to tangible assets was 5.79%.  The Bank's Tier 1 tangible capital ratio was 7.63% and its total risk-based capital ratio was 11.43%.

On October 14, 2008, the U.S. Department of the Treasury announced the Troubled Asset Relief Program Capital Purchase Program ("CPP").  On January 5, 2009, after receiving approval of its application from the Treasury, the Company announced its decision to forego participation in the CPP.  Mr. Palagiano stated, "Management and the Board of Directors conducted extensive financial analysis, and concluded that the benefits of the CPP to the Company and its shareholders were mitigated by several factors, including the Company's strong capital levels and historically prudent investment and underwriting practices, and the potential dilution to both earnings and book value that participation in the CPP would have generated over the next three to five years."

Regarding the impairment charge on the pooled bank trust preferred securities, Mr. Palagiano stated, "The Company's securities purchases have always been conservative, driven by a desire to preserve capital by holding highly rated investment securities.  The purchases of pooled bank trust preferred securities in recent years were made in accordance with this philosophy, as all of the investments were purchased in investment-grade rated tranches and have produced, since their inception, all contractual  cash flows.  While strictly adhering to the accounting impairment rules, we continue to closely monitor these securities, and believe that we will ultimately recover either all or the great majority of our investment."

Mr. Palagiano stated, "Loan originations during the December 2008 quarter, though down from the previous quarter, exceeded the prior year levels and approximated the level anticipated in the Company's September 2008 quarterly earnings release. The Company currently anticipates a lower level of loan originations in the first quarter of 2009.  At $85.9 million, the December 31, 2008 loan pipeline is approximately half of its $164.7 million level at September 30, 2008."  According to Mr. Palagiano, “Due to the lack of an active secondary market to dispose of a portion of our new originations, we retained our full origination volume during the most recent quarter, leading to continued growth in our loan portfolio.  In order to avoid leveraging the balance sheet to undesired levels, we elected to compete less aggressively for new loan volume by the end of the quarter, focusing instead on retaining existing loans as they near their contractual interest rate repricing date.”Despite recent declines in Treasury rates, loan origination rates have held in the 5.75% to 6.50% range as spreads continue to remain historically wide.

BALANCE SHEET

Total assets grew in the fourth quarter by approximately $227.0 million, representing an annualized growth rate of 24%.  The loan portfolio rose by $97.2 million, and cash and due from banks increased to $211.0 million.  The substantial increase in cash and due from banks reflected deposit inflows during the December 2008 quarter.  These funds will likely be deployed during 2009 for various purposes, including, but not limited to, loan originations and repayment of maturing borrowings.

As mentioned earlier, the Company recognized a pre-tax other-than temporary impairment charge of $3.2 million on two bank pooled trust preferred securities.  The Bank currently owns six additional pooled trust preferred securities with a cost basis of $14.4 million.  As of December 31, 2008, these securities, which also have performed in accordance with their contractual terms since inception, were still considered likely to pay all contractual cash flows during their remaining respective lives.  However, in the event that the banks and insurance companies whose debt forms the underlying collateral of these securities continue to experience financial difficulties and elect to defer their payments, these securities could meet the criteria for an other-than temporary impairment charge in the future.  Of the $14.4 million remaining cost basis, $5.7 million of unrealized loss has previously been recognized as a reduction of the Company's stockholders' equity (representing a portion of other comprehensive loss at December 31, 2008), reflecting the unrealized loss on these securities that existed when they were transferred from available for sale into held to maturity status on September 1, 2008.

On the liability side, the deposit campaign that the Bank initiated in September 2008, resulted in growth of $113.1 million in certificates of deposit, $37.6 million in money markets, and $11.3 million in interest bearing checking balances.  As a result of this deposit growth, "wholesale" borrowings (primarily advances from the Federal Home Loan Bank of New York) were maintained near their September 30, 2008 levels.

OPERATING RESULTS

The Company’s pre-tax income was $7.4 million for the quarter ended December 31, 2008, compared to $13.4 million in the linked-quarter September 2008, and $9.1 million during the same quarter last year.  The linked-quarter decrease resulted from lower net interest income of $1.4 million and lower non-interest income of $4.6 million, along with an incrementally higher provision for loan losses of $444,000.  These were partially offset by a reduction of $391,000 in non-interest expense.

Looking at the components of net interest income during the linked-quarter, the Company earned $140,000 more in total interest income on growth of $17.6 million in the average balance of the real estate loan portfolio.  The Company earned $971,000 in prepayment and other fee income during the December 2008 quarter compared to $1.2 million during the September 2008 quarter.

The Company incurred $1.5 million more in total interest expense in the December 2008 quarter than the September 2008 quarter.  The increase resulted from an additional $1.7 million of interest expense on deposits produced by an increase of $113.8 million in their average balance and 18 basis points in their average cost during the December 2008 quarter compared to the September 2008 quarter.  Offsetting this increase was a decline of $211,000 in expense on borrowed funds, reflecting a decline of $71.2 million in their average balance compared to the September 2008 quarter.

For the quarter ended December 31, 2008, non-interest income was $4.6 million below the linked-quarter of September 2008.  This decline resulted primarily from the aforementioned $3.2 million impairment charge on investment securities, a reduction of $1.1 million in mortgage banking income, and a decline of $423,000 in service charges and other fees (due primarily to $300,000 of mortgage servicing fees that are typically billed and collected in the third quarter of each year).

The $1.1 million decline in mortgage banking income reflected a reduction of $812,000 in the gain on loan sales, and a provision of $1.9 million, up from $1.7 million during the quarter ended September 30, 2008, to increase the book reserve for anticipated losses on loans sold to Fannie Mae with recourse.

During the September 2008 quarter, the Bank sold approximately $100 million of multifamily loans (representing an 80% participation interest in $124 million of such loans) to a third party financial institution.  The loans were sold at par and without recourse, and the Bank recognized a mortgage servicing gain of $662,000 on the sale (as a component of mortgage banking income), as it retained servicing on all of the loans.

Since the inception of the Fannie Mae program through December 2008, the Bank has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $519.8 million at December 31, 2008.  During the quarter ended December 31, 2008, increases in problem loans were experienced in the Fannie Mae loan pool.  At December 31, 2008, there were $23.7 million of loans delinquent over 90 days and $3.6 million in other problem loans delinquent less than 90 days within the loan pool serviced for Fannie Mae.  All other loans serviced for Fannie Mae continue to perform in accordance with their contractual terms.  While there has been marketplace interest expressed for all of these delinquent properties, the timing of their ultimate resolution remains uncertain.

Total non-interest ("operating") expense for the quarter ended December 31, 2008 was $12.5 million, down $391,000 from the previous quarter, reflecting reduced salaries and benefits and data processing expenses and a decline in professional fees.  Operating expenses in the March 2009 quarter are expected to approximate $12.8 million, including forecasted increases in Federal Deposit Insurance Corporation ("FDIC") insurance premiums.

Comparing the current quarter to the same quarter last year, the Company’s pre-tax income for the three months ended December 31, 2008 was $7.4 million, compared to $9.1 million during the quarter ended December 31, 2007.  The $1.7 million quarter-over-quarter decrease was primarily the net result of lower non-interest income of $5.3 million, higher non-interest expense of $1.2 million and a higher loan loss provision of $980,000, which were partially offset by higher net interest income of $5.7 million.

Examining the components of net interest income quarter-over-quarter, the Company earned $5.5 million more in total interest income on significantly larger loan and investment portfolios.  The average yield on total interest-earning assets was 5.80% during the December 2008 quarter compared to 5.94% during the December 2007 quarter.  The Company earned $971,000 in prepayment and other fee income during the quarter ended December 2008 compared to $1.3 million during the December 2007 quarter.  This decline, coupled with both lower pass-through capital gains on a large capitalization equity mutual fund investment and lower short-term interest rates, generated the reduction in the yield on total interest-earning assets from the December 2007 quarter.

Interest expense declined by $298,000 during the December 2008 quarter compared to the December 2007 quarter, despite an increase of $511.8 million in the average balance of interest bearing liabilities, as the average cost of interest bearing liabilities declined from 4.02% in the December 2007 quarter to 3.38% in the December 2008 quarter, due to a 90 basis point decrease in the average cost of interest bearing deposits and a 47 basis point decline in the average cost of borrowings during the comparative period.

For the quarter ended December 31, 2008, non-interest income was $5.3 million below the quarter ended December 31, 2007.  The decline resulted primarily from the $3.2 million impairment charge on securities and a decrease of $2.2 million in mortgage banking income, primarily reflecting a provision of $1.9 million to the book reserve for losses on loans sold to Fannie Mae with recourse.

Finally for the quarter ended December 31, 2008, non-interest expense was $1.2 million higher than the same quarter last year.  Salary and benefit expense was the largest component of the variance, and included both ongoing salary increases and an increase of $251,000 related to stock benefit expenses associated with equity awards granted in July 2008 along with higher ESOP expense resulting from an increase in the Company's stock price.  Deposit insurance costs increased $234,000 during the comparative period, due to a re-capitalization program instituted by the FDIC in 2006 that resulted in increased insurance premiums for all insured institutions.  Under this program, the Bank's insurance costs increased commencing in the June 2008 quarter.

REAL ESTATE LENDING, LOAN SALES AND CREDIT QUALITY

Real estate loan originations totaled $230.0 million during the quarter ended December 31, 2008.  The average rate on real estate loan originations during the quarter was 6.09%, compared to 6.10% during the quarter ended December 31, 2007 and 5.86% during the quarter ended September 30, 2008.

Real estate loan amortization during the December 2008 quarter approximated 16% of the real estate loan portfolio on an annualized basis, compared to 15% during the December 2007 quarter and 21% during the September 2008 quarter.  This was consistent with management’s forecast of prepayment speeds disclosed at the commencement of the year.

Loan sales were negligible during the quarter ended December 31, 2008.  The Company sold $126.1 million of loans, for a gain of $802,000, during the September 2008 quarter.  Loan sales were $30.4 million for a gain of $204,000 during the December 2007 quarter.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.  The Bank's contract for sale of new loans to Fannie Mae expired on December 31, 2008, its stated termination date.

Non-performing assets were $7.7 million at December 31, 2008, up from $6.4 million at September 30, 2008.  One non-performing loan was transferred to other real estate owned during the December 2008 quarter.  A charge-off of $340,000 was recognized to the allowance for loan losses on this loan at the point of transfer to other real estate owned.  Within the Bank's owned portfolio, non-performing assets (non-performing loans plus other real estate owned) represented only 0.19% of total assets at December 31, 2008.  Excluding the property transferred to other real estate owned, net charge-offs were negligible during the most recent quarter.

The loan loss provision was increased to $1.0 million during the quarter ended December 31, 2008, from $596,000 during the quarter ended September 30, 2008 and $60,000 during the quarter ended December 31, 2007.  This increase reflected both portfolio growth and the impact of less favorable conditions in the local real estate marketplace.  In determining the timing and amount of any future loan loss provisions, management's quarterly evaluation of the loan loss reserves considers not only the growth and performance of the current loan portfolio, but also general credit conditions.

The allowance for portfolio loan losses (excluding the allowance for commitments) stood at 0.53% of total loans and 235.8% of non-performing loans at December 31, 2008, compared to 257.0% at September 30, 2008 and 538.8% at December 31, 2007.

Total portfolio credit costs (i.e., net charge-offs plus the loss on sale of other real estate owned), associated with the bank-owned portfolio, were $350,000 during the quarter ended December 31, 2008, and were negligible during the quarters ended September 30, 2008, and December 31, 2007.

Management regularly monitors rent rolls and payment performance of individual real estate loans in the portfolio for signs of credit deterioration.  With very few exceptions, loans continue to perform in accordance with their contractual obligations.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%, and is expected to approximate this rate for the year ending December 31, 2009.  The impact of non-recurring items, including a reduction of $510,000 related to the reduction in reserves for uncertain tax positions, and the impairment charge on securities, reduced the actual effective tax rate for the year ended December 31, 2008 to 33.5%.  The reduction in pre-tax income during the quarter ended December 2008 served to lower the effective tax rate for the quarter ended December 31, 2008.

DEPOSITS

Deposits increased $162.3 million from September 30, 2008 to December 31, 2008.  CDs increased by $113.1 million, money market accounts increased $37.6 million, and interest bearing checking accounts increased $11.3 million.

The average deposit cost increased 18 basis points, from 2.51% during the quarter ended September 30, 2008 to 2.69% during the quarter ended December 31, 2008.

In September 2008, the Bank commenced a deposit gathering campaign offering a highly competitive short-term CD, coupled with the requirement that the customer establish and retain an active, minimum balance "Prime Dime" checking account.  While initially increasing deposit costs during the campaign period, the long-term goals are to establish a more cost effective and stable component of deposit funding and build core retail customer relationships.  During the December 2008 quarter, the Bank made several modifications to this program, which included substituting a promotional money market account for the short-term CD requirement.  In all instances, the Prime Dime requirement was retained.

In April 2008, the Bank opened its 22nd branch in the Borough Park section of Brooklyn and has utilized the "Prime Dime" campaign at that branch since its inception.  In December 2008, Dime opened its 23rd branch, in the Brooklyn Heights community of Brooklyn, New York, utilizing the "Prime Dime" campaign described above.  At December 31, 2008, the Borough Park and Brooklyn Heights branches had $77.4 million in aggregate deposits at an average cost of 3.68%.

Including the two relatively new branches mentioned above, average deposits per branch managed to increase in the quarter, approximating $98 million at December 31, 2008, up from $95 million at September 30, 2008.  Core deposits comprised 49% of total deposits at December 31, 2008, down approximately 1.5% from both September 30, 2008 and December 31, 2007, due to growth of CDs.  The loan-to-deposit ratio was 146% at December 31, 2008, compared to 132% at December 31, 2007 and 152% at September 30, 2008.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

After outlays for dividends paid to shareholders, the Company’s tangible stockholders' equity increased to $232.2 million at December 31, 2008, compared to $230.6 million at September 30, 2008.  The quarterly cash dividend paid in November 2008 represented a payout ratio of 64% of fourth quarter 2008 core earnings.  At December 31, 2008, the consolidated tangible stockholders’ equity ratio was 5.79% of tangible assets and the tangible book value per share was $6.79.

The Company’s reported total stockholders' equity at December 31, 2008 was $277.0 million, or 6.83% of total assets, compared to $276.1 million, or 7.21% of total assets, at September 30, 2008.

In light of current economic conditions, management chose to retain capital in 2008, curtailing its stock repurchase program throughout most of the year.  This strategy is subject to modification based on changing conditions. As of December 31, 2008, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended December 31, 2008, the return on average stockholders' equity was 7.67%, the return on average tangible equity was 9.17%, and the cash return on average tangible equity was 10.4%.  The core return on average stockholders' equity and the core cash return on average tangible stockholders' equity were 10.3% and 13.5%, respectively, during this period.

OUTLOOK

The average cost of deposits increased from 2.51% during the September 2008 quarter to 2.69% during the December 2008 quarter, as the Company shifted the focus of funding sources from borrowings to retail deposits, and utilized promotional deposit programs in order to gather deposits.  Despite the reductions in benchmark short-term interest rates, the competition for retail deposits remained strong throughout much of the most recent quarter.  The Bank ceased using promotional rates in its deposit gathering campaigns in mid-January 2009.  However, the cost of deposits raised in late 2008 using promotional rates will continue to impact net interest margin through the first two quarters of 2009.

There are approximately $253 million in portfolio mortgage loans with a weighted average coupon of 5.44% scheduled to contractually reprice or mature during 2009.  Today's rates for similar products are in the range of 5.75% to 6.50%.

Amortization rates (including prepayments and loan refinancing activity), which approximated 17% during 2008, are expected to fall in the 10% to 15% range during 2009, reflecting ongoing loan refinancing activity as loans approach their contractual repricing.

Among the headwinds putting pressure on earnings is an anticipated increase of approximately $2.3 million in FDIC insurance premium costs in 2009, reflecting recapitalization plans recently implemented by the FDIC, along with the a decline in the expected return on the Bank's investment in Federal Home Loan Bank of New York ("FHLBNY") common stock.  During 2008, the Bank earned an average rate of 5.6% on a $47.4 million average balance of FHLBNY common stock.  The Bank was recently  notified that the first quarter 2009 dividend, which the Bank records quarterly based upon each declaration, will approximate an annualized rate of 1.1%, representing a decline in pre-tax income of $343,000 from the fourth quarter of 2008.  If that dividend rate and the current investment level are maintained throughout 2009, it will represent a potential decline of $2.1 million in pre-tax income during 2009 compared to fiscal year 2008.

At December 31, 2008, the real estate loan commitment pipeline approximated $85.9 million, including $8.1 million of commitments on loans intended for sale.  The real estate loan pipeline intended for portfolio retention had a weighted average interest rate approximating 6.56% at December 31, 2008.

The Company is preparing to curtail the growth of the balance sheet in the upcoming quarters, preferring in the near term to preserve capital.  Therefore, the Company expects to focus primarily on retaining portfolio loans that are approaching their contractual interest rate repricing, and rebalancing the funding mix between deposits and borrowings.

Operating expenses for the March 2009 quarter are expected to approximate $12.8 million, including the anticipated increases in FDIC premiums.  The quarterly provision for loan losses built into the current projection of earnings approximates $2.0 million pre-tax, compared to $1.0 million pre-tax in the fourth quarter of 2008.  Should the projected level of loan loss provision occur, the first quarter 2009 earnings per diluted share are estimated to be in the range of $0.20 to $0.22.  The actual loan loss provision is determined at each quarter-end, and could differ materially from the preliminary $2.0 million estimate.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $4.06 billion in consolidated assets as of December 31, 2008, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,		September 30,
	2008	December 31,	2008
	(Unaudited)	2007	(Unaudited)
ASSETS:
Cash and due from banks	$ 211,020	$ 101,708	$ 78,159
Investment securities held to maturity	10,861	80	11,513
Investment securities available for sale	16,602	34,095	16,059
Mortgage-backed securities available for sale	301,351	162,764	309,094
Federal funds sold and other short-term investments	-	128,014	-
Real Estate Loans:
One-to-four family and cooperative apartment	142,295	145,592	150,414
Multifamily and underlying cooperative	2,242,542	1,949,025	2,187,981
Commercial real estate	848,208	728,129	803,020
Construction and land acquisition	52,982	49,387	46,788
Unearned discounts and net deferred loan fees	3,287	1,833	3,138
Total real estate loans	3,289,314	2,873,966	3,191,341
Other loans	2,191	2,169	2,133
Allowance for loan losses	(17,454)	(15,387)	(16,549)
Total loans, net	3,274,051	2,860,748	3,176,925
Loans held for sale	-	890	736
Premises and fixed assets, net	30,426	23,878	25,883
Federal Home Loan Bank of New York capital stock	53,435	39,029	52,985
Other real estate owned, net	300	-	-
Goodwill	55,638	55,638	55,638
Other assets	101,914	94,331	101,644
TOTAL ASSETS	$ 4,055,598	$ 3,501,175	$ 3,828,636
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$90,710	$88,398	$89,744
Interest Bearing Checking	112,687	61,687	101,381
Savings	270,321	274,067	271,062
Money Market	633,167	678,759	595,551
Sub-total	$1,106,885	$1,102,911	$1,057,738
Certificates of deposit	1,153,166	1,077,087	1,040,039
Total Due to Depositors	2,260,051	2,179,998	2,097,777
Escrow and other deposits	130,121	52,209	80,110
Securities sold under agreements to repurchase	230,000	155,080	230,000
Federal Home Loan Bank of New York advances	1,019,675	706,500	1,009,675
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165	72,165
Other liabilities	41,622	41,371	37,807
TOTAL LIABILITIES	3,778,634	3,232,323	3,552,534
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,122,319 shares, 51,121,694 shares and 50,906,278 shares issued at December 31, 2008, September 30, 2008 and December 31, 2007, respectively, and 34,179,900 shares, 34,179,275 shares and 33,909,902 shares outstanding at December 31, 2008, September 30, 2008 and December 31, 2007, respectively)	511	509	511
Additional paid-in capital	213,917	208,369	213,335
Retained earnings	297,848	288,112	297,146
Unallocated common stock of Employee Stock Ownership Plan	(3,933)	(4,164)	(3,990)
Unearned common stock of Restricted Stock Awards	(1,790)	(634)	(2,014)
Common stock held by the Benefit Maintenance Plan	(8,007)	(7,941)	(8,007)
Treasury stock (16,942,419 shares, 16,942,419 shares and 16,996,376 shares at December 31, 2008, September 30, 2008 and December 31, 2007, respectively)	(210,471)	(211,121)	(210,471)
Accumulated other comprehensive loss, net	(11,111)	(4,278)	(10,408)
TOTAL STOCKHOLDERS' EQUITY	276,964	268,852	276,102
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,055,598	$3,501,175	$3,828,636

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
Interest income:
Loans secured by real estate	$47,987	$47,734	$42,854	$182,934	$165,221
Other loans	40	41	46	166	178
Mortgage-backed securities	3,489	3,610	1,809	12,685	6,344
Investment securities	538	340	818	1,950	2,011
Federal funds sold and
other short-term investments	594	783	1,670	4,919	8,406
Total interest income	52,648	52,508	47,197	202,654	182,160
Interest expense:
Deposits and escrow	14,631	12,927	19,105	59,978	75,761
Borrowed funds	14,188	14,399	10,012	51,324	35,386
Total interest expense	28,819	27,326	29,117	111,302	111,147
Net interest income	23,829	25,182	18,080	91,352	71,013
Provision for credit losses	1,040	596	60	2,006	240
Net interest income after
provision for credit losses	22,789	24,586	18,020	89,346	70,773

Non-interest income:
Service charges and other fees	1,077	1,500	1,103	4,766	4,780
Mortgage banking (loss) income, net	(1,782)	(724)	396	(2,190)	1,512
Impairment charge on securities	(3,209)	-	-	(3,209)	-
Loss on sale of other real estate owned
and other assets	-	-	-	(129)	-
Other	1,024	901	913	3,576	4,128
Total non-interest income (loss)	(2,890)	1,677	2,412	2,814	10,420
Non-interest expense:
Compensation and benefits	7,011	7,491	6,101	28,624	25,416
Occupancy and equipment	1,817	1,815	1,859	6,967	6,431
Other	3,694	3,607	3,378	14,382	13,655
Total non-interest expense	12,522	12,913	11,338	49,973	45,502

Income before taxes	7,377	13,350	9,094	42,187	35,691
Income tax expense	2,084	4,997	3,657	14,159	13,248

Net Income	$5,293	$8,353	$5,437	$28,028	$22,443

Earnings per Share:
Basic	$0.16	$0.26	$0.17	$0.85	$0.67
Diluted	$0.16	$0.25	$0.17	$0.85	$0.67

Average common shares outstanding for Diluted EPS	32,903,141	33,036,937	32,737,939	32,824,802	33,641,875

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2007.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007

Net income as reported	$ 5,293	$ 8,353	$ 5,437	$ 28,028	$ 22,443
Loss on sale of other real estate owned and other assets	-	-	-	129	-
Impairment charge on securities	3,209	-	-	3,209	-
Non-recurring adjustment to income taxes	36	15	-	(510)	-
Pre-tax income from life insurance contract settlement	-	-	-	-	(546)
Tax effect of adjustments	(1,449)	-	-	(1,507)	-
Core Earnings	$ 7,089	$ 8,368	$ 5,437	$ 29,349	$ 21,897
Cash Earnings Additions :
Non-cash stock benefit plan expense	685	713	453	2,572	1,768
Core Cash Earnings	$ 7,774	$ 9,081	$ 5,890	$ 31,921	$ 23,665
Core Cash EPS (Diluted)	$ 0.24	$ 0.27	$ 0.18	$ 0.97	$ 0.70
Core Cash Return on Average Assets	0.80%	0.96%	0.70%	0.86%	0.73%
Core Cash Return on Average Tangible Stockholders' Equity	13.47%	15.97%	10.83%	14.26%	10.43%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.16	$0.25	$0.17	$ 0.85	$ 0.67
Return on Average Assets	0.55%	0.88%	0.65%	0.76%	0.69%
Return on Average Stockholders' Equity	7.67%	12.20%	8.11%	10.29%	8.11%
Return on Average Tangible Stockholders' Equity	9.17%	14.69%	10.00%	12.52%	9.89%
Net Interest Spread	2.42%	2.52%	1.92%	2.34%	1.88%
Net Interest Margin	2.63%	2.77%	2.27%	2.60%	2.29%
Non-interest Expense to Average Assets	1.29%	1.36%	1.36%	1.35%	1.39%
Efficiency Ratio	51.85%	48.08%	55.89%	51.25%	56.40%
Effective Tax Rate	28.25%	37.43%	40.21%	33.56%	37.12%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.22	$ 0.25	$ 0.17	$ 0.89	$ 0.65
Core Return on Average Assets	0.73%	0.88%	0.65%	0.79%	0.67%
Core Return on Average Stockholders' Equity	10.28%	12.22%	8.11%	10.78%	7.92%
Core Return on Average Tangible Stockholders' Equity	12.28%	14.72%	10.00%	13.12%	9.65%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.10	$ 8.08	$ 7.93	$ 8.10	$ 7.93
Tangible Book Value Per Share	6.79	6.75	6.41	6.79	6.41

Average Balance Data:
Average Assets	$ 3,873,395	$ 3,794,495	$ 3,345,437	$ 3,709,924	$ 3,263,018
Average Interest Earning Assets	3,629,527	3,639,964	3,180,603	3,512,771	3,105,459
Average Stockholders' Equity	275,896	273,816	268,177	272,299	276,582
Average Tangible Stockholders' Equity	230,886	227,454	217,501	223,778	226,977
Average Loans	3,237,562	3,219,914	2,861,060	3,090,032	2,777,220
Average Deposits	2,163,553	2,049,783	2,132,528	2,131,211	2,128,350

Asset Quality Summary:
Net (recoveries) charge-offs	$ 350	($ 26)	$ 5	$ 584	$ 9
Nonperforming Loans	7,402	6,440	2,856	7,402	2,856
Nonperforming Loans/ Total Loans	0.22%	0.20%	0.10%	0.22%	0.10%
Nonperforming Assets	7,702	6,440	2,856	7,702	2,856
Nonperforming Assets/Total Assets	0.19%	0.17%	0.08%	0.19%	0.08%
Allowance for Loan Loss/Total Loans	0.53%	0.52%	0.53%	0.53%	0.53%
Allowance for Loan Loss/Nonperforming Loans	235.80%	256.97%	538.76%	235.80%	538.76%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	5.79%	6.08%	6.29%	5.79%	6.29%
Tangible Capital Ratio (Bank Only)	7.63%	7.87%	7.88%	7.63%	7.88%
Leverage Capital Ratio (Bank Only)	7.63%	7.87%	7.88%	7.63%	7.88%
Risk Based Capital Ratio (Bank Only)	11.43%	11.43%	11.92%	11.43%	11.92%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2008			September 30, 2008			December 31, 2007
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,235,756	$47,987	5.93%	$3,218,192	$47,734	5.93%	$2,859,240	$42,854	6.00%
Other loans	1,806	40	8.86	1,722	41	9.52	1,820	46	10.11
Mortgage-backed securities	306,652	3,489	4.55	318,224	3,610	4.54	167,273	1,809	4.33
Investment securities	27,456	538	7.84	31,271	340	4.35	28,217	818	11.60
Other short-term investments	57,857	594	4.11	70,555	783	4.44	124,052	1,670	5.38
Total interest earning assets	3,629,527	$52,648	5.80%	3,639,964	$52,508	5.77%	3,180,602	$47,197	5.94%
Non-interest earning assets	243,868			154,531			164,835
Total assets	$3,873,395			$3,794,495			$3,345,437

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$104,224	$603	2.30%	$103,718	$607	2.33%	$53,231	$306	2.28%
Money Market accounts	606,647	4,074	2.67	633,946	4,075	2.56	663,395	6,663	3.98
Savings accounts	269,153	382	0.56	275,104	387	0.56	275,606	372	0.54
Certificates of deposit	1,090,661	9,572	3.49	944,367	7,858	3.31	1,049,843	11,764	4.45
Total interest bearing deposits	2,070,685	14,631	2.81	1,957,135	12,927	2.63	2,042,075	19,105	3.71
Borrowed Funds	1,317,166	14,188	4.29	1,388,337	14,399	4.13	833,973	10,012	4.76
Total interest-bearing liabilities	3,387,851	28,819	3.38%	3,345,472	27,326	3.25%	2,876,048	29,117	4.02%
Non-interest bearing checking accounts	92,868			92,648			90,453
Other non-interest-bearing liabilities	116,780			82,559			110,759
Total liabilities	3,597,499			3,520,679			3,077,260
Stockholders' equity	275,896			273,816			268,177
Total liabilities and stockholders' equity	$3,873,395			$3,794,495			$3,345,437
Net interest income		$23,829			$25,182			$18,080
Net interest spread			2.42%			2.52%			1.92%
Net interest-earning assets	$241,676			$294,492			$304,554
Net interest margin			2.63%			2.77%			2.27%
Ratio of interest-earning assets
to interest-bearing liabilities		107.13%			108.80%			110.59%

Deposits (including non-interest bearing checking accounts)	$ 2,163,553	$ 14,631	2.69%	$ 2,049,783	$ 12,927	2.51%	$ 2,132,528	$ 19,105	3.55%

Interest earning assets (excluding prepayment and other fees)			5.70%			5.64%			5.73%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279